EXHIBIT 23.2

            Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-30604) pertaining to the Non-Statutory Stock Option Plan for Directors and the Stock Incentive Plan of the Franklin Holding Corporation of our report dated March 5, 2004, with respect to the financial statements and financial highlights of Franklin Capital Corporation (formerly The Franklin Holding Corporation) in the Annual Report (Form 10-K) for the year ended December 31, 2004.

/s/ERNST & YOUNG LLP
New York, New York
March 30, 2005